Exhibit 99.1

Celebrate Express, Inc. Announces Second Quarter Fiscal 2005 Results

KIRKLAND, Wash.—Jan. 4, 2005—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its second quarter of fiscal 2005 ended November 30, 2004.

Celebrate Express reported net sales of $18.8 million in the second quarter of fiscal 2005 ended November 30, 2004, an increase of 42.7% from net sales of $13.2 million during the same period last year. Net income for the second quarter of fiscal 2005 was $685,000, or $0.11 per diluted share, compared with net income of $72,000, or $.01 per diluted share in the second quarter of fiscal 2004. Net income for the second quarter of fiscal 2004 reflected no tax expense. Weighted average diluted shares outstanding were 6.3 million for the second quarter of fiscal 2005 compared with 5.1 million for the second quarter of fiscal 2004.

For the six months ended November 30, 2004, net sales increased 40.6% to $33.3 million from $23.7 million for the same period in the prior year. For the six months ended November 30, 2004, net income was $926,000, or $0.17 per diluted share, compared with a net loss of ($549,000) or ($0.48) per diluted share, for the six months ended November 30, 2003. Weighted average diluted shares outstanding were 5.6 million for the six months ended November 30, 2004 compared with 1.4 million for the six months ended November 30, 2003.

“We are very pleased with the results from our second quarter. Our strong revenue growth is evidence that we are providing compelling solutions to meet the celebration needs of busy parents,” said Mike Jewell, President and Chief Executive Officer. “In this quarter our revenue growth benefited from the expansion of our Costume Express brand which also carries a higher margin. This brand takes advantage of the Halloween season, which is now the second largest holiday for celebration spending. In addition, the Company has shown continued improvements on the bottom line demonstrating the leverage that we are able to achieve with our business model as we continue to grow into our infrastructure.”

Revenue growth during the quarter resulted from both customer acquisition and customer retention from the Company’s three brands; Birthday Express, Storybook Heirlooms and Costume Express. During the second quarter of fiscal 2005, the Company attracted 35% more new customers than in the same period in the previous year. Also during the second quarter, 51% of the Company’s revenue came from repeat customers, up from 49% in the same period last year.

Mr. Jewell continued, “Now more than ever, young families are time-starved and are looking to the convenience of online shopping for their purchases. We believe our web sites are well positioned to capitalize on this shopping trend. Our Company will continue to focus on the celebration needs of these internet-savvy young families.”

Gross margin improved to 50.4% of net sales, up from 48.6% in the second quarter of last year. The improvements in gross margin over the prior year are due primarily to continued leverage of design and production costs associated with our proprietary products.

Total operating expenses increased 33.7% to $8.2 million for the second quarter, up from $6.2 million in the second quarter last year. This increase is largely due to increases in variable expenses associated with revenue increases. General and administrative expenses have also increased due to costs related to operating as a public company. However, total operating expenses decreased to

43.9% of net sales in the second quarter of fiscal 2005, down from 46.9% of net sales in the same quarter last year.

Other Financial Highlights

•	Gross margin for the second quarter of fiscal 2005 was $9.5 million, compared with $6.4 million in the second quarter of fiscal 2004, an increase of 48%.

•	Net cash provided by operating activities was $1.0 million in the six months ended November 30, 2004, compared with net cash used in operating activities of $280,000 for the six months ended November 30, 2003.

•	During the second quarter of fiscal 2005, the Company completed its initial public offering. The gross proceeds from the offering, including full exercise of the over-allotment option, were $57 million with $38.2 million going to the Company and $18.8 million going to selling shareholders. Proceeds to the Company, net of underwriters’ discounts and estimated transaction expenses, were $34 million.

•	Cash and marketable securities were $31.4 million, and the Company had no bank debt at November 30, 2004.

Financial Guidance

As a newly public company, Celebrate Express is providing financial guidance for its third quarter of fiscal 2005. The following forward-looking statements reflect Celebrate Express’ expectations as of January 4, 2005. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.

Management’s expectations for the third quarter of fiscal 2005 ending February 28, 2005:

•	Net sales are expected to be between $16.0 million and $17.0 million.

•	Net income is expected to be in a range of $0.05 to $0.07 per diluted share.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially including demand for our products, our ability to manage our costs and fulfill orders, competition from other retailers, the strength of our brands and other risks detailed in our filings with the Securities and Exchange Commission, including the prospectus with respect to our initial public offering filed pursuant to Rule 424(b)(4) on October 20, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which reflect an analysis only and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call

Company management will be holding a conference call to discuss financial results for its second quarter of fiscal 2005 on Tuesday, January 4, 2005 at 5:00 p.m. EST/2:00 p.m. PST. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-866-800-8649 and entering password 22458213. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 47721350.

About Celebrate Express, Inc.

Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates three brands: Birthday Express markets children’s party products, Storybook Heirlooms markets girls’ special occasion and specialty apparel, and Costume Express markets children’s costumes and accessories. The Company utilizes its branded web sites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by its branded catalogs to offer products as complete coordinated solutions. The Company’s goal is to help busy parents celebrate the special moments in their children’s lives. For more information, please visit www.celebrateexpress.com.

CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com
or
Katie Manning (Media Relations), 425-250-1064 x136
katiem@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS

	November 30,	May 30,
	2004	2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$8,411	$2,243
Marketable securities	23,000	—
Accounts receivable	260	169
Inventories	5,792	5,926
Prepaid expenses	2,776	1,950
Deferred income taxes	213	266

Total current assets	40,452	10,554
Fixed assets, net	$1,557	$962
Deferred income taxes	8,238	8,747
Other assets, net	183	219

Total assets	$50,430	$20,482

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,920	$3,030
Accrued liabilities	2,319	1,447
Current portion of long term debt and capital leases obligations	24	35

Total current liabilities	4,263	4,512
Long-term debt and capital lease obligations	7	4,953
Mandatorily redeemable convertible preferred stock,	—	28,044
Mandatorily redeemable convertible preferred stock warrants	—	1,056
Shareholders’ equity (deficit):
Common stock and additional paid-in-capital	64,280	879
Contributed capital common stock warrants		67
Unearned compensation	(951)	(934)
Accumulated deficit	(17,169)	(18,095)

Total shareholders’ equity (deficit)	46,160	(18,083)

Total liabilities and shareholders’ equity (deficit)	$50,430	$20,482

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	November 30,	November 30,	November 30,	November 30,
	2004	2003	2004	2003
	(in thousands, except per share data)
Net sales	$18,770	$13,158	$33,293	$23,686
Cost of sales	9,303	6,761	16,664	12,182

Gross margin	9,467	6,397	16,629	11,504
Operating expenses:
Fullfillment	1,945	1,507	3,766	3,087
Selling and marketing	4,579	3,540	7,971	6,346
General and administrative	1,719	1,119	3,150	2,310

Total operating expenses	8,243	6,166	14,887	11,743

Income (loss) from operations	1,224	231	1,742	(239)
Other income (expense), net;
Interest expense, net	(144)	(159)	(255)	(310)

Net income (loss) before income taxes	1,080	72	1,487	(549)
Income tax expense	(395)		(561)

Net income (loss)	685	72	926	(549)
Accretion to preferred stock redemption value	(36)	(66)	(102)	(133)

Net income (loss) available for common shareholders’	$649	$6	$824	$(682)

Net income (loss) per share:
Basic	$0.16	$0.00	$0.29	$(0.48)

Diluted	$0.11	$0.01	$0.17	$(0.48)

Weighted average shares outstanding:
Basic	4,116	1,417	2,870	1,408
Diluted	6,252	5,105	5,602	1,408

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS

	Six months ended
	November 30,	November 30,
	2004	2003
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$926	$(549)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income taxes	561	—
Depreciation and amortization	313	459
Noncash compensation expense—stock options	143	21
Amortization of deferred financing costs	24	15
Accretion of debt discount	64	69
Changes in operating assets and liabilities:
Accounts receivable	(91)	(70)
Inventories	134	(566)
Prepaid expenses and other assets	(823)	748
Accounts payable	(1,110)	(578)
Accrued liabilities	872	171

Net cash provided by / (used) in operating activities	1,013	(280)

Cash flows from investing activities:
Payments for purchases of fixed assets	(899)	(226)
Purchase of marketable securities	(23,000)	—

Net cash used in investing activities	(23,899)	(226)

Cash flows from financing activities:
Principal payments on capital lease obligations	(21)	(19)
Principal payments on notes payable	(5,000)	(625)
Net proceeds from sale of common stock, net of issuance costs	34,071	—
Issuance of mandatorily redeemable convertible preferred stock—net of issuance costs	—	1
Proceeds from exercise of stock options	4	5

Net cash provided by / (used in) financing activities	29,054	(638)

Net increase (decrease) in cash and cash equivalents	6,168	(1,144)
Cash and cash equivalents:
Beginning of year	2,243	1,672

End of year	$8,411	$528

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$213	$228